                                                                   EXHIBIT-10.44



                              DATED OCTOBER 9, 1997



                               LASMO (ULX) LIMITED

                                     - to -

                         ACC LONG DISTANCE U.K. LIMITED

                                     - and -

                                    ACC CORP.

                       ----------------------------------

                                    AGREEMENT

                              FOR LEASE RELATING TO

                 Premises situate on the Ground to Fourth Floors
                            And 45 car parking spaces
                            Of the Building known as
                                 Adelaide House
                        626 Chiswick High Road, London W4

                       -----------------------------------



                                Nabarro Nathanson
                               50 Stratton Street
                                 London W1X 6NX

                               Tel: 0171 493 9933

                                   PARTICULARS

1.  DATE                                                     1997

2.  LANDLORD                           LASMO (ULX) LIMITED whose registered
                                       office is at 101 Bishopsgate, London EC2M
                                       3XH (Company Registration Number 936223).

3.  TENANT                             ACC  LONG  DISTANCE U.K. LIMITED whose
                                       registered office is at 414 Chiswick
                                       High Road, Longin W4 5TF (Company
                                       Registration Number 2671855).

4.  SURETY                             ACC CORP (a company incorporated in
                                       Delaware USA) of 39 State Street,
                                       Rochester, New York 14614 USA.

5.  PREMISES                           Premises  situate on  the Ground  to
                                       Fourth Floors and 45 car parking spaces of the Building known as Adelaide House, 626 Chiswick High Road, London W4 as described in the Lease.

6.  COMPLETION DATE                    As defined in clause 1.9.

7.  LEASE                              An  underlease of the Premises in
                                       the form of the draft attached to this
                                       Agreement.

8.  SUPERIOR LEASE                     A Lease dated 17  March 1989 and made
                                       between Markheath Properties Limited (1) and the Landlord (under its former name, Ultramar Exploration Limited) (2) and
                                       Ultramar PLC (3).

9.  LANDLORD'S                         London Borough of Hounslow Title
    REGISTERED TITLE                   Number:AGL8895
                                       Class of Title:  Absolute

10. DISCLOSED DOCUMENTS                The documents referred to in the First
                                       Schedule to this Agreement.

11. LANDLORD'S SOLICITORS              Nabarro Nathanson
                                       50 Stratton Street
                                       LONDON W1X 6NX
                                       Ref:  J1/AAS/L1718:7

12. TENANT'S  SOLICITORS               Hobson Audley Hopkins & Wood
                                       7 Pilgrim  Street LONDON EC4V
                                       6DR Ref: SJJS/ER/JC/ACCB-10  52854

13. INTEREST                           Interest at the rate of four per cent per
                                       annum  above  Midland  Bank PLC Base
                                       Rate from time to time in force.

14. LANDLORD'S  SURVEYORS              means Stewart Watson & Co of
                                       10 Devonshire Road, London EC2M 4RH or
                                       such other firm or person as the Landlord may from time to time appoint to perform the functions of its surveyor under this Agreement.

15. TENANT'S APPROVED                  means the plans elevations sections and
    DRAWINGS                           specification of the Tenant's Works
                                       approved by the Landlord's Surveyors
                                       pursuant to clause 11.

16. TENANT'S  WORKS                    means the works of which brief details
                                       are set out in the Second Schedule to
                                       this Agreement and in more detail shown
                                       in the Tenant's Approved Drawings.

                                    CONTENTS

Clause      Subject matter                                                  Page

1.          Interpretation                                                     1
2.          Agreement for Lease                                                2
3.          Completion of the Lease                                            3
4.          Vacant Possession                                                  3
5.          Landlord's Title                                                   3
6.          Matters Affecting the Premises                                     4
7.          National Conditions                                                4
8.          Acknowledgments                                                    5
9.          Landlord's Consent                                                 6
10.         Application for Exclusion Order                                    6
11.         Approval of Tenant's Works                                         7
12.         Carrying out the Tenant's Works                                    7
13.         Inspection and Rectification of the Tenant's Works                12
14.         Completion and Approval of the Tenant's Works                     13
15.         Status of Tenant Pending Completion                               14
16.         Commencement of License Fees                                      14
17.         Further Provisions Relating to Completion of the Lease            15
18.         VAT                                                               16
19.         Default of Tenant                                                 17
20.         Arbitration                                                       19
21.         Non Assignment                                                    20
22.         Guarantee                                                         20
23.         No Publicity                                                      21
24.         Jurisdiction                                                      21
25.         Non-Merger                                                        21
26.         Notices                                                           21
27.         Rental Rebate                                                     22
28.         Right of First Refusal and Option to Lease in Relation
            to Sixth and Seventh Floors                                       24
29.         Landlord's Works to Create Office on Ground Floor                 30

SCHEDULE 1  DISCLOSED DOCUMENTS
SCHEDULE 2  TENANT'S WORKS

    1.    INTERPRETATION

1.1 The Particulars constitute part of this Agreement and the expressions contained in the Particulars are incorporated as definitions.

1.2 The National Conditions of Sale (Twentieth Edition) as set out on pages 2 and 3 of the printed form of contract published by the Solicitors' Law Stationery Society Plc ("National Conditions") (except as varied by or inconsistent with this Agreement) are incorporated.

1.3 The clause headings in this Agreement are for ease of reference only and are not to be used for the purposes of construing this Agreement.

1.4 Obligations undertaken by more than one person are joint and several obligations.

1.5 This Agreement may only be varied in writing signed by or on behalf of the parties to it.

1.6 Where the word "today" is used this means the date of this Agreement as written above.

1.7 "Superior Landlord" means the person who at the relevant time is entitled to receive the rent under the Superior Lease and includes the person who at the relevant time is entitled to receive the rent under any lease superior to the Superior Lease.

1.8      "Conditions" means:

1.8.1         The Consent being issued in accordance with clause 9; and

1.8.2         The Court Order being obtained in accordance with clause 10; and

1.8.3 The Tenant procuring for the benefit of the Landlord an opinion of Counsel qualified to practice in the State of Delaware confirming that this Agreement and also the Lease when granted have been duly and properly executed by the Surety and will be enforceable against and binding upon the Surety in accordance with the Law of Delaware and the constitution of the Surety Such opinion shall be in a form reasonably approved by the Landlord (such approval not to be unreasonably withheld) and the Tenant shall use all reasonable endeavors to procure such an opinion.

1.9 "Completion Date" means five working days after the date upon which all of the Conditions have been satisfied.

1.10 Words and expressions used in this Agreement and not defined herein shall bear the same meaning ascribed to them in the Lease.

2.    AGREEMENT FOR LEASE

2.1 Subject to satisfaction of the Conditions and the provisions of this Agreement the Landlord will grant and the Tenant and the Surety will accept the Lease on the Completion Date.

2.2 If either of the conditions set out in the clause 1.8.1 or 1.8.2 hereof have not been satisfied within three months after today's date then at any time afterwards (but not after such conditions have been fulfilled) either party (not itself being in breach of its obligations hereunder) may rescind this Agreement on the terms set out in National Condition 10(2) and if the condition set out in clause 1.8.3 hereof has not been satisfied within three months after today's date then at any time afterwards (but not after such condition has been satisfied) the Landlord may rescind this Agreement on the terms set out in National Condition 10(2).

3.    COMPLETION OF THE LEASE

3.1 The Lease will be completed before 1 pm on the Completion Date. Completion will take place at the Landlord's Solicitors' offices or where they reasonably require. If the Landlord's Solicitors agree to complete by post it will be at the Tenant's risk.

3.2 Any monies due to the Landlord on completion will be paid by direct credit transfer (which the Landlord's Solicitors must receive as cleared funds by 1 pm on the day of completion) for the credit of a bank account of a London Clearing Bank specified by the Landlord's Solicitors or by any other method reasonably requested by the Landlord's Solicitors.

3.3 The Lease will be prepared in original and counterpart and the original will be executed by the Landlord and the counterpart will be executed by the Tenant and the Surety. The executed counterpart Lease will be handed over to the Landlord's Solicitors on completion.

3.4      The provisions of clause 17 shall apply.

4.    VACANT POSSESSION

         Vacant possession of the Premises will be given on satisfaction of the Conditions.

5.    LANDLORD'S TITLE

      Title to the Premises will comprise office copies of the filed plan and entries appearing on the Registered Title which the Tenant's Solicitors are authorized to inspect.

6.    MATTERS AFFECTING THE PREMISES

      The Lease will be granted subject to and with the benefit of all and any of the following in existence before the actual time of completion:

6.1 the matters contained or referred to in the entries appearing on the Registered Title save for any financial charges;

6.2 all matters capable of registration as Local Land Charges or otherwise whether registered or not;

6.3 all notices served and proposals requirements or agreements made by or (as the case may be) with any competent authority or arising under statute;

6.4 all matters in the nature of overriding interests as set out in section 70(1) of the Land Registration Act 1925 as amended; and

6.5 all matters disclosed or which might reasonably be expected to be disclosed by searches and enquiries made by the Tenant or which a prudent tenant ought to make.

7.    NATIONAL CONDITIONS

      The National Conditions are varied as follows:

7.1 "Working Day" means a day on which Clearing Banks in the City of London are (or would be but for a strike, lock-out or other stoppage affecting a particular bank or banks generally) open during banking hours.

7.2      National Conditions 5(3) will not apply.

7.3 Proviso (I) to National Condition 5(5) is deleted and the following is substituted:

         "(i) for the purposes of conditions 6, 7 and 8 only, if completion takes place later than 1 pm then the date of actual completion will be deemed to be the next Working Day after the day on which completion has taken place".

7.4      National Condition 11(5) will not apply.

7.5      National Conditions 15(2), 15(3), 15(4), 21(2) and 21(3) will not apply.

7.6 The Landlord will be deemed ready and willing to complete for the purpose of National Condition 22 even though any financial charge still affects the Premises at the time of service of a notice.

8.    ACKNOWLEDGEMENTS

     The Tenant confirms that:

8.1      it has inspected the Premises;

8.2 it has not been induced to enter into this Agreement by or in reliance upon any oral or written statement by the Landlord or anyone else on its behalf, except the Landlord's Solicitors' written replies to the written enquiries made by the Tenant's Solicitors prior to the date hereof; and

8.3 no error or omission will annul the grant of the Lease or entitle the Tenant to compensation; and

8.4 title to the Premises has been deduced in full and copies of the Disclosed Documents and the Registered Title have been supplied to the Tenant's Solicitors. The Tenant will be deemed to accept the Lease with full knowledge of the Landlord's title to the Premises and the matters subject to which the Lease is granted and will raise no objections or requisitions about it.

9.   LANDLORD'S CONSENT

9.1 The Landlord will use all reasonable endeavours to obtain the formal consent of the Superior Landlord to the grant of the Lease to the tenant (the "Consent").

9.2 The Tenant and the Surety will forthwith supply any information and references required by the Superior Landlord and will:

9.2.1 enter into any reasonable covenants with the Superior Landlord which it may be entitled to require under the terms of the Superior Lease; and

9.2.2 provide such reasonable guarantees as may be required by the Superior Landlord for the performance of the Tenant's and the Surety's obligations under clause 9.2.1.

10.  APPLICATION FOR EXCLUSION ORDER

10.1 Immediately following exchange of this Agreement, the Landlord shall lodge an originating application signed by the Landlord's Solicitors and the Tenant's Solicitors with the Mayors & City of London Court and the Tenant shall use all reasonable endeavours to assist the Landlord in obtaining a Court Order (defined below) as soon as possible after the date hereof.

10.2 For the purpose of this Agreement, the expression "Court Order" shall mean an order of the Court under the provisions of section 38(4) of the Landlord and Tenant Act 1954 (as amended by section 5 of the Law of
         Property Act 1969) authorizing the exclusion of sections 24-28 inclusive of the Landlord and Tenant Act 1954 in relation to the Lease.

11.  APPROVAL OF THE TENANT'S WORKS

11.1 The Tenant shall within two weeks after the date of this Agreement, submit to the Landlord for approval plans elevations sections a programme and a full specification of the Tenant's Works prepared by the Tenant at its own expense.

11.2     The Tenant shall also supply:

11.2.1 such other information relating to the Tenant's Works as the Landlord's Surveyors may reasonably require; and

11.2.2 copies of all approvals consents permissions and licenses of every competent authority or other person which are appropriate to enable the Tenant lawfully to carry out the Tenant's Works.

11.3 The Tenant's Works shall not subsequently be varied without the Landlord's and the Superior Landlord's prior written approval which shall not on the part of the Landlord be unreasonably withheld or delayed and, if given, the Tenant's Approved Drawings shall be amended as necessary.

11.4 The Landlord will use all reasonable endeavours to assist the Tenant in obtaining the consent of the Superior Landlord and the Superior Landlord's surveyor to the Tenant's Works.

12.   CARRYING OUT THE TENANT'S WORKS

12.1 After receiving written confirmation from the Landlord or the Landlord's Surveyors that the material submitted under clause 11.1 has been approved by both the Landlord and the Superior Landlord (which written confirmation may be dealt with by way of a formal license for alterations or otherwise), the Tenant shall (but only after giving written notice to the Landlord's Surveyors) within four weeks (save for force majeure) start carrying out the Tenant's Works and shall then proceed with the Tenant's Works and complete them as quickly as reasonably possible.

12.2     The Tenant's Works shall be carried out:

12.2.1        in accordance with the Tenant's Approved Drawings;

12.2.2 in accordance with the terms of all appropriate approvals consents permissions and licenses and otherwise in compliance with the requirements of all competent authorities;

12.2.3        in compliance with all relevant legislation;

12.2.4 in a good and workmanlike manner and with materials and substances which accord with the best current building practice; and

12.2.5 to the reasonable satisfaction both of the Landlord's Surveyors and any surveyor appointed by the Superior Landlord.

12.2.6 the Tenant shall pay the reasonable professional fees and expenses of the Superior Landlord in connection with the approval of the Tenant's Works and all matters arising under clauses 11-14 (inclusive) of this Agreement, such payment(s) to be made within seven days of written demand.

12.3     In the course of carrying out the Tenant's Works, the Tenant shall:

12.3.1 as far as shall be reasonably practicable not interfere with any works being carried out anywhere else in the vicinity of the Premises or the Building;

12.3.2 cause as little damage injury nuisance or inconvenience as possible to the Landlord or other owner or occupier of other property in the vicinity of the Premises or the Building;

12.3.3 as far as shall be reasonably practicable not (without the consent of the Landlord) store any materials machinery or equipment elsewhere than inside the Premises;

12.3.4 not impede or interfere with the use by anyone else of other property near the Premises;

12.3.5 maintain such supports hoardings and coverings as may be reasonably necessary or which either the Landlord's Surveyors or any surveyor appointed by the Superior landlord may reasonably require so as to prevent damage injury nuisance or inconvenience arising from the Tenant's Works or to preserve the amenities of other property near the Premises;

12.3.6 maintain, through its contractor or otherwise, such insurances with such level of cover as the Landlord and/or the Superior Landlord may approve (such approval on the part of the Landlord not to be unreasonably withheld or delayed) in respect of the Tenant's Works and all materials or goods delivered for the purposes of the Tenant's Works, and in respect of all liability of the Tenant and the Landlord and the Superior Landlord arising from the carrying out of the Tenant's Works;

12.3.7 comply with any lawful and proper requirements of the Superior Landlord's insurers of the Premises which shall be notified in writing to the Tenant and pay any increased or other premium which those insurers may require in respect of the Premises, the Building or any other property as a result of the carrying out of the Tenant's Works;

12.3.8 not allow the Premises, or any hoarding scaffolding or other materials about the Premises, to be used for advertising, except for notices approved by the Landlord such approval not to be unreasonably withheld or delayed and (to the extent required under the terms of the Superior Lease) the Superior Landlord advertising the names of the Tenant and of its contractors or as may be required by statute bye-law or other legislation;

12.3.9 comply with any reasonably regulations made by the Landlord's Surveyors or any surveyor appointed by the Superior Landlord from time to time governing the carrying out of the Tenant's Works including (but not limited to) permitted times and means of access to the Premises and the delivery of materials and equipment which may be notified in writing to the Tenant; and

12.3.10 allow the Landlord's contractors access at all reasonable times to the Premises for the purpose of carrying out any remedial or other works to the Premises or to any other property without liability to compensate the Tenant for any delay or obstruction to the Tenant's Works save that where there shall be any material delay or obstruction to the completion of the Tenant's Works which is directly attributable to the Landlord exercising its right of access to the Premises under this clause 12.3.10 the Tenant's liability to pay the rent reserved by the lease shall be postponed in the case of the

              First Initial Rent and the Second Initial Rent for such period as shall be equal to the length of delay so caused by the Landlord and the period of any such delay shall be agreed between the Landlord and the Tenant or in default of agreement shall be determined by the Expert (as hereinafter defined) in accordance with clause 20.

12.3.11 It is anticipated that works to be carried out by the Landlord at the Building may at least in part be carried out at the same time as the Tenant's Works and accordingly the Landlord and the Tenant agree to act reasonably towards each other and to cooperate as far as practicable in the programming and methods of effecting their respective works and the use of common areas and facilities so that such respective works can both be carried out as quickly as possible and without the works of one party seriously impeding or interfering with the works of the other.

12.4 The Tenant shall fully indemnify the Landlord and the Superior landlord against damage claims costs and expenses arising out of:

12.4.1 the state and condition of the premises and/or the Building during and after the carrying out of the Tenant's Works as a result of the carrying out of the Tenant's Works;

12.4.2        the carrying out of the Tenant's Works;

12.4.3 any entry on, or occupation of, the Premises by the Tenant before completion of the Lease; or

12.4.4 any breach of or non-compliance by the Tenant with the terms of this Agreement.

12.5 Neither the Landlord nor the Superior Landlord shall be under any liability to effect any insurance in relation to the Tenant's Works, or any materials, goods, machinery or equipment on or about the Premises otherwise than under the Lease following its grant.

13.   INSPECTION AND RECTIFICATION OF THE TENANT'S WORKS

13.1 Without prejudice to clause 15.2 or 19, the Landlord and/or the Superior landlord may at any time until the Landlord's Surveyors have given approval under clause 14.5:

13.1.1 authorise in writing any person to enter on the Premises at any time to inspect the Tenant's Works and ascertain that the Tenant's obligations under this Agreement are being complied with; and

13.1.2 give notice to the Tenant requiring it to rectify any defects found in the Tenant's Works such that the same do not comply with this Agreement or would otherwise adversely affect the Building or the Premises ("Defects") and to remove and make good to their reasonable satisfaction any works carried out by the Tenant which do not accord with this Agreement.

13.2 If the Tenant fails to comply with any such notice within such reasonable time as the Landlord and/or the Superior Landlord may require, the Landlord and/or the Superior Landlord may itself rectify the Defects and remove and make good any works which do not accord with this Agreement, and the cost of doing so will be repaid by the Tenant to the Landlord on demand with Interest in respect of the period from the date that the incurring of any such cost shall be notified to the Tenant to the date of payment by the Tenant.

14.   COMPLETION AND APPROVAL OF THE TENANT'S WORKS

14.1 The Tenant shall use its best endeavours to complete the Tenant's Works within ten weeks of receiving the confirmation referred to in clause 12.1.

14.2 Not later than completion of the Tenant's Works, the Tenant shall supply the Landlord and the Superior Landlord with an itemised schedule of the cost of the Tenant's Works for the purposes of the insurance of the Premises and the Building.

14.3 The Tenant shall give written notice to the Landlord and the Superior Landlord as soon as possible after completion of the Tenant's Works.

14.4 The Landlord's Surveyors shall inspect the Tenant's Works within two weeks of the notification given by the Tenant in accordance with clause
         14.3 of this Agreement.

14.5 Within two weeks of the inspection referred to in clause 14.4 of this Agreement the Landlord's Surveyors shall either issue a written approval to that effect (and copies shall be supplied to both the Landlord and (if required) the Superior Landlord and the Tenant), or shall advise the Tenant of any con-compliance in respect of the completion of the Tenant's Works in which case the provisions of clauses 14.3, 14.4 and 14.5 shall be re-implemented until such time that approval can be given provided that any dispute between the parties shall be governed by the provisions of clause 20 of this Agreement.

14.6 Until such approval has been issued, the Tenant shall not be entitled to enter on or occupy the Premises for any purpose other than carrying out the Tenant's Works.

14.7 Issue of the Landlord's Surveyor's approval under clause 14.5 is without prejudice to the Tenant's obligations under this Agreement with respect to the carrying out of the Tenant's Works.

15.   STATUS OF TENANT PENDING COMPLETION

         Until completion of Lease:

15.1 any occupation of the Premises by the Tenant shall be as a licensee and not a tenant and no relationship of landlord and tenant shall exist between parties; and

15.2 subject to clause 15.1 the Tenant shall observe and perform the Tenant's covenants and obligations contained in the Lease (including, without limitation, those contained in clause 3.2 thereof) and shall (except where expressly varied by this Agreement) be bound by the conditions and other provisions of the Lease as if it has been granted on the date of this Agreement.

16.   COMMENCEMENT OF LICENSE FEES

16.1 The Tenant shall pay a license fee (or rent if the Lease has been completed) at the rate of the First Initial Rent reserved by clause
         2.4.1 of the Lease on and from the date which is six months after the date of this Agreement and at the rate of the Second Initial Rent reserved by clause 2.4.1 of the Lease on and from the date which is nine months after the date of this Agreement in both cases at the times and in the manner specified in the Lease.

16.2 The Tenant shall with effect from the Completion Date or the date the Tenant is given occupation whichever is earlier pay the sums reserved as rent payable under the Lease in respect of Insurance and service charge at the times and in the manner specified in the Lease.

17.   FURTHER PROVISIONS RELATING TO COMPLETION OF THE LEASE

17.1 On the day being five working days after the satisfaction of all of the Conditions and (if the Landlord so requires) upon payment by the Tenant of any outstanding sums payable to the Landlord pursuant to the terms of this Agreement., the Lease shall be completed in accordance with clause 3.

17.2     The following dates shall be completed in the Particulars to the Lease:

17.2.1        the date of the Lease (which shall be the Completion Date); and

17.2.2 the First Rent Commencement Date (which shall be the day being six months from the date of this Agreement); and

17.2.3 the Second Rent Commencement Date (which shall be the day being nine months from the date of this Agreement); and

17.2.4 the Date of Commencement of the Term (which shall be the quarter day immediately preceding the date of this Agreement).

17.3 Upon completion of the Lease the Landlord shall pay to the Tenant the sum of(pound)380,000 plus value added tax which sum represents the Landlord's contribution towards (i) the cost to the Tenant of carrying out the Tenant's Works and (ii) the cost to the Tenant of performing the Tenant's obligations to reinstate the Premises in accordance with clause 3.28 of the Lease. The Landlord's obligation to pay the value added tax on such sum shall be conditional upon the Tenant delivering to the Landlord (on the Completion Date) a valid value added tax invoice therefor.

18.   VAT

18.1 The Tenant agrees in each case subject to the Landlord delivering to the Tenant a valid value added tax invoice therefor:

18.1.1 to pay the Landlord any value added tax chargeable upon any supply made by the Landlord to the Tenant by, pursuant to or in connection with this Agreement so that all consideration for any such supply is exclusive of value added tax;

18.1.2 to pay and to indemnify the Landlord against any value added tax chargeable upon any supply (whether made to the Landlord or to a third person) where pursuant to this Agreement the Tenant is required to pay the Landlord any sum in respect of any costs fees expenses or other expenditure or liability (of whatever nature) in connection with that supply; and

18.1.3 to pay all such value added tax at the same time that the relevant sum of money or consideration is payable to or receivable by the Landlord or (if earlier and in relation to supplies made by the Landlord to the Tenant) at the time that the supply is treated as taking place for the purposes of the charge to value added tax.

18.2 The Landlord retains absolute discretion (save in the case of manifest error) (so far as permitted by law) as to whether any supply made by the Landlord to the Tenant is or is to be an exempt supply or a taxable supply for the purposes of value added tax.

19.   DEFAULT OF THE TENANT

19.1 Without prejudice to any other rights and remedies which the Landlord may have for breach of this Agreement, the Landlord may determine this Agreement and resume sole occupation of the Premises to the exclusion of the Tenant if:

19.1.1 the Tenant fails to begin carrying out the Tenant's Works within four weeks of the date of this Agreement or (unless such failure shall not be due to the fault of the Tenant) the date of obtaining the Landlord's and Superior Landlord's license for the Tenant's Works and the Consent at clause 9 whichever shall be the later;

19.1.2 the Tenant fails to pay any license fees or other sums payable to the Landlord under this Agreement within fourteen days of their becoming due in the case of license fees and after written demand in the case of all other sums;

19.1.3 any execution or distress is levied upon any asset of the Tenant at the Premises and is not discharged within seven days;

19.1.4 the Tenant or the Surety enters into liquidation whether compulsory or voluntary (not being merely a voluntary liquidation whilst solvent for the purpose of reconstruction) or has a receiver or administrator or administrative receiver appointed of all or any assets (or any application for such appointment is made) or, in the case of the Surety, any analogous process in the United States or elsewhere;

19.1.5 the Tenant fails to complete the Tenant's Works by the date being twelve weeks from the date of this Agreement or (unless such failure shall not be due to the fault of the Tenant) the date of obtaining the Landlord's and Superior Landlord's license for the Tenant's Works and the Consent at clause 9 whichever shall be the later;

19.1.6 the Tenant otherwise at any time breaches any material term of this Agreement and fails to remedy such breach within fourteen days of receiving written notification of the same from the Landlord.

19.2     If this Agreement is determined under clause 19.1:

19.2.1 the Tenant shall pay to the Landlord all reasonable and proper costs and expenses incurred by the Landlord in, and to the extent the Landlord may require, either removing and dismantling the Tenant's Works and reinstating the Premises, or completing the Tenant's Works in circumstances where the Tenant has failed to do so within two weeks of receiving written notification to do so by the Landlord.

19.2.2 the Tenant shall indemnify the Landlord against all professional and other costs and expenses arising out of the determination of this Agreement;

19.2.3 any wholly or partially completed Tenant's Works and any other materials plant and equipment at the Premises belonging to the Tenant shall be removed by the Tenant at the request of the Landlord and any not so removed within two weeks of such request shall become the property of the Landlord without any compensation being payable to the Tenant; and

19.2.4 the Tenant shall indemnify the Landlord in respect of any charge to tax or any other levy charge or duty or the loss or withholding of any relief or credit in respect of any tax levy charge or duty arising out of or resulting from the Tenant's Works or the provisions of this Agreement save in relation to the VAT payable in accordance with the provisions of clause 17.3 hereof.

20.   ARBITRATION

20.1 Any dispute or difference which arises between the Landlord and the Tenant as to the carrying out of the Tenant's Works shall be referred to the decision of any expert if either the Landlord or the Tenant gives notice to the other requiring determination of such dispute or difference.

20.2 Such notice may be given in writing not earlier than one week after the dispute or difference arose.

20.3 The expert("Expert") in the case of any matter relating to building obligations shall be CCM Smith of Fuller Horsey and Wills, 52 Bow Lane, London EC4M 9ET but in any other case shall be appointed by agreement between the parties or (in default of agreement) on the application of either the Landlord or the Tenant by the President for the time being of the Royal Institution of Chartered Surveyors.

20.4 The Expert shall invite the parties to submit to him within such reasonable time limits as he may direct (having regard to the urgency of the matter) such written representations concerning the dispute or difference in question as they may respectively wish and the Expert shall have such regard (if any) to any such representations as he shall consider appropriate.

20.5 The Expert shall determine the matter in dispute with the utmost speed and his decision shall be final and binding on the parties hereto.

20.6 The fees and expenses of the Expert including the cost of his appointment shall be in the award of the Expert.

20.7 The Expert shall give to each of the Landlord and the Tenant a notice in writing stating the results of his determination pursuant to clause 20.5.

21.   NON ASSIGNMENT

     Subject to the provisions of clause 27.4 below, the Tenant will not be entitled to assign charge or deal in any way with the benefit of this Agreement and the Landlord will only grant the Lease of the Premises as a whole to the Tenant named in this Agreement.

22.   GUARANTEE

     In consideration of the Landlord entering into this Agreement with the Tenant, the Surety, as a primary obligation:

22.1 guarantees to the Landlord that the Tenant will promptly comply with its obligations under this Agreement, and

22.2 will indemnify the Landlord against all losses damages costs and expenses arising as a result of any default by the Tenant in complying with the terms of this Agreement; and

22.3 agrees that no time or indulgence granted to the Tenant by the Landlord nor any variation of the terms of this Agreement nor any other thing by virtue of which but for this provision the Surety would have been released save for the formal release of the Surety by the Landlord will in any way release the obligations of the Surety to the Landlord under this clause; and

22.4     agrees to execute the counterpart Lease in accordance with clause 3.3.

23.   NO PUBLICITY

     Except insofar as required to comply with Stock Exchange or statutory requirements:

23.1 The terms and conditions of this Agreement will not be released by any party to the press or any periodical journal nor will any party make any public announcement about it without the prior written consent of all the other parties.

23.2 Each party will treat this Agreement as confidential to it and to its advisers bankers and (subject to clause 23.3 below) other parties involved in the grant of the Lease.

23.3 The provisions of clause 27 hereof shall remain confidential to the parties hereto and their respective professional advisors.

24.   JURISDICTION

     The proper law of this Agreement and the jurisdiction to which the parties are subject is that of England and the Tenant and the Surety agree that the office of the Tenant's Solicitors is an effective address for service of any notices to be served upon either of them under this Agreement and any proceedings commenced in the English Courts.

25.   NON-MERGER

     The provisions of this Agreement will remain in full force and effect (notwithstanding completion of the Lease) to the extent that they remain to be observed and performed.

26.   NOTICES

26.1 Any demand or notice to be served on the Landlord or the Tenant or the Surety under this Agreement will be validly served if sent by fax or by first class post addressed to that party's solicitors.

26.2 Any demand or notice sent by post will be conclusively treated as having been served forty-eight (48) hours after posting.

26.3 The provisions for postal service set out above are not to prevent any other effective form of service.

27.   RENTAL REBATE

27.1 With effect from the date upon which the First Initial Rent and the Second Initial Rent become payable or grant of the Lease whichever shall be the later and conditional upon the Tenant paying to the Landlord the Rents and other sums reserved by the Lease on the due dates therein provided, the Landlord agrees to pay to the Tenant the following amounts:

27.1.1 For the period commencing from and including the First Rent Commencement Date up to and including the day immediately prior to the Second Rent Commencement Date, the annual sum of (pound)151,545.60 plus value added tax thereon.

27.1.2 For the period commencing from and including the Second Rent Commencement Date up to and including the day immediately preceding the Rent Review Date, the annual sum of (pound)193,603.60 plus value added tax thereon.

27.1.3 For the period commencing from and including the Rent Review Date up to and including 1 June 2002, the annual sum of (pound)193,603.60 plus value added tax thereon plus the amount by which the annual rent amount (being the rent served by clause
              2.4.1 of the Lease) which the Tenant is required to pay to the Landlord under and by virtue of the provisions of the Second Schedule to the Lease exceeds (pound)1,006,305.60 plus value added tax on such excess.

27.2     The amounts  payable by the  Landlord to the Tenant  pursuant to clause
         27.1 above shall be paid by equal quarterly payments within three working days of the date of receipt by the Landlord of cleared funds from the Tenant of the full rents due from the Tenant under clause 2.4 of the Lease and to the extent that any payments are due from the Landlord to the Tenant under clause 27.1 in relation to any period which is shorter than a quarter, the Landlord shall only be required to pay the proportionate amount.

27.3     For the avoidance of doubt:

27.3.1 The Tenant agrees to pay in full all Rents and other sums due under the Lease on the due dates for payment therein provided without any legal or equitable set off or deduction whatsoever.

27.3.2        The  Landlord  agrees to pay in full the amounts set out in clause
              27.1 hereof on the due dates for payment therein provided without any legal or equitable set off or deduction whatsoever.

27.4 In the event that the Rent (or a fair and just proportion of it) is suspended in accordance with clause 5.2 of the Lease then the amounts payable by the Landlord to the Tenant pursuant to clause 27.1 above shall be suspended in the same proportion and for the same period of time.

27.5 If the Tenant assigns the Lease to a third party in accordance with the provisions of clause 3.17 of the Lease, the Tenant may assign the benefit of the Landlord's obligations under this clause 27 to such assignee provided that written notice of such assignment is forthwith given to the Landlord.

27.6 The provisions of this clause 27 shall not be binding upon the Landlord's successors in title.

28. RIGHT OF FIRST REFUSAL AND OPTION TO LEASE IN RELATION TO SIXTH AND SEVENTH FLOORS

28.1 The Landlord shall not grant a lease of the sixth and seventh floors of the Building (the "Additional Premises") to a third party before 17 March 1998 without first giving notice to the Tenant (the "Landlord's Notice") of the terms which have been agreed between the Landlord and the third party including any terms relating to a rent rebate whether or not similar to that set out in clause 27 of this Agreement (the "Rent Rebate").

28.2 Upon receipt of the Landlord's Notice the Tenant may (not later than 14 days after receipt of it) give written notice to the Landlord (the "Tenant's Notice") that the Tenant and the Surety wish to take up a lease of the Additional Premises and enter into an Agreement containing provisions relating to the Rent Rebate (the "Supplemental Deed").


28.3 Subject to clause 28.7 the Landlord hereby grants the Tenant an option (the "Option") to take a lease of the Additional Premises. The Tenant may exercise the Option by written notice to the Landlord not later than 17 March 1998.

28.4 In the event that the Landlord shall receive the Tenant's Notice or notice of the exercise of the Option and provided that the Tenant shall at the date of the Tenant's Notice or of the notice of exercise of the Option and thereafter until the grant of the Additional Lease (as hereinafter defined) have paid the Rent and performed and observed in all material respects the covenants contained in the Lease the Landlord (but subject to clause 28.5 hereof) shall grant and the Tenant and the Surety shall take a lease of the Additional Premises (the "Additional Lease") upon the following terms:

28.4.1 The Additional Premises shall comprise the lettable space (excluding common areas) situate on the sixth and seventh floors of the Building together with the right to use 20 car parking spaces as shall be allocated by the Landlord.

28.4.2 The Additional Lease shall be for a term commencing on the date of its grant and expiring on 16 March 2004.

28.4.3. The net annual rent payable by the Tenant in respect of the Additional Premises after allowing for the Rebate referred to in clause 28.4.6 shall be:

              (a) in the event that the Additional Lease is granted pursuant to receipt of the Tenant's Notice the rent contained in the Landlord's Notice; or

              (b) in the event the Additional Lease is granted pursuant to exercise of the Option the higher of (1) the Open Market Rent (as defined in the Second Schedule to the Lease but as if reference therein to the Demised Premises were reference to the Additional Premises) as at the date of exercise of the Option and (2) rent at the rate of (pound)22 per square foot net internal.

              the first proportionate payment being due on the date of the grant of the Additional Lease and thereafter on the usual quarter days.

28.4.4 The Additional Lease shall be in the same form as the Lease subject to the modifications set out in clause 28.10 below.

28.4.5 The annual rent to be reserved in clause 2.4.1 of the Additional Lease shall be (pound)339,590 being the part of the annual rent payable pursuant to the Superior Lease which is fairly attributable to the Additional Premises.

28.4.6 The Landlord the Tenant and the Surety shall enter into a Supplemental Deed pursuant to which the Landlord shall rebate to the Tenant the amount (if any) by which the rent reserved in clause 2.4.1 of the Additional Lease (in accordance with clause
              28.4.5 hereof) exceeds the amount payable by the Tenant pursuant to clause 28.4.3 hereof such deed to be in the same terms (and for the avoidance of doubt the obligation to pay the rebate to expire on the same date)(mutatis mutandis) as the provisions of clause 27 hereof.

28.5 The grant of the Additional Lease shall be conditional upon the following:

28.5.1 obtaining the consent of the Superior Landlord to the grant of the Additional Lease (and the provisions of clauses 9.1 and 9.2 of this Agreement shall be deemed to apply to the obtaining of such consent mutatis mutandis and the Tenant shall pay the Landlord's and the Superior Landlord's reasonable and proper costs in connection with the application for such consent);

28.5.2 obtaining an Order of the Court under the provisions of section 38(4) of the Landlord and Tenant Act 1954 (as amended by section 5 of the Law of Property Act 1969) authorizing the exclusion of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954 in relation to the Additional Lease and the parties shall apply for such Order forthwith following the receipt of the Tenant's Notice or the exercise of the Option

28.5.3 The Tenant procuring for the benefit of the Landlord an opinion of Counsel qualified to practice in the State of Delaware confirming that the agreement for the Additional

              Lease and also the Additional Lease when granted have been duly and properly executed by the Surety and will be enforceable against and binding upon the Surety in accordance with the Law of Delaware and the constitution of the Surety. Such opinion shall be in a form reasonably approved by the Landlord (such approval not to be unreasonably withheld).

         and the parties hereto agree to use all reasonable endeavours to satisfy the above conditions.

28.6 The completion of the grant of the Additional Lease (the "Additional Lease Completion Date") shall be:

28.6.1 in the event that the Additional Lease is to be granted pursuant to receipt of the Tenant's Notice 14 days after the date upon which the conditions specified in clause 28.5 above have been satisfied provided that if within one month of receipt of the Tenant's Notice (time being of the essence) either such conditions shall not have been satisfied or the Additional Lease shall not have been granted then the Landlord (not being in breach of it obligations under this Agreement) shall be entitled to proceed with the grant of a lease to the third party on terms no less beneficial to the lessee than those set out in the Landlord's Notice; or

28.6.2 in the event that the Additional Lease is to be granted pursuant to the exercise of the Option five working days after the date upon which the conditions specified in clause 28.5 above have been satisfied provided that if within two months of the date of notice of exercise of the Option (time being of the essence) either such conditions shall not have been satisfied or the Additional Lease shall not have been granted then either party (not being in breach of its obligations under this Agreement) shall be entitled to terminate this Agreement in respect of the grant of their claim by either party against the other.

28.7 In the event that the Landlord shall grant a lease to the third party in accordance with the provisions of this Agreement then the Option shall cease to have any further force or effect.

28.8 The following provisions of this Agreement shall apply in relation to the grant of the Additional Lease and shall be construed as if a reference therein to the "Lease" the "Premises" and the "Completion Date" were reference to the "Additional Lease" the "Additional Premises" and the "Additional Lease Completion Date".

              Clauses 3.1, 3.2, 3.3, 4, 6, 7, 8, 18, 19.1.4, 21, 22, 23, 24, 25,
26.

28.9 The Tenant shall accept the Landlord's title as deduced prior to the date of this Agreement.

28.10 The Additional Lease shall be in the same form as the Lease but subject to the following modifications:

28.10.1 The Demised Premises shall be deemed to refer to the Additional Premises and the Lease shall be amended as appropriate to reflect this.

28.10.2 The Date of Commencement of Term shall be the date of the grant of the Additional Lease.

28.10.3 Reference to "First Rent Commencement Date" and "Second Rent Commencement Date" shall each be replaced with reference to the "Rent Commencement Date" and this date will be the date of the Additional Lease.

28.10.4 If the Additional Lease is granted pursuant to the exercise of the Option but if the Landlord and the Tenant shall have been unable to agree the Open Market Rent prior to the date of the grant of the Additional Lease, then the Rent Review Dates shall be the date of the grant of the Additional Lease and 17 March 1999 but if the Landlord and the Tenant have agreed the Open Market Rent prior to the grant of the Additional Lease then the Rent Review Date shall be 17 March 1999.

28.10.5 The "On Account Payment" (in respect of service charge) shall be the sum of(pound)70,000 per annum.

28.10.6 Reference to the First Initial Rent and the Second Initial Rent to be replaced with reference to the Initial Rent.

28.11 In the event that the Tenant decides at any time that if does not wish to exercise the Option then the Tenant shall in good faith give written notice to the Landlord to that effect and shall irrevocably abandon the Option whereupon the provisions of clause 28.3 shall cease to have effect.

28.12 The Landlord the Tenant and the Surety shall execute a supplemental deed upon the grant of the Additional Lease to the effect that:

28.12.1 if the Lease shall determine other than by the effluxion of time prior to the grant of the Additional Lease then the provisions of this clause 28 and any contract created pursuant to this clause shall be null and void and cease to have effect;

28.12.2 if either of the Lease or the Additional Lease is forfeited or terminated then this will automatically result in the forfeiture or termination of the other; and

28.12.3 neither the Lease or the Additional Lease may be assigned without the concurrent assignment of the other to the same assignee.

29.   LANDLORD'S WORKS TO CREATE OFFICE ON GROUND FLOOR

29.1 Within four weeks of the Completion Date subject to all necessary consents having been obtained (which the Landlord shall use all reasonable endeavours to apply for and obtain) the Landlord shall at its sole cost and expense construct (on the ground floor of the Building) a new self contained office (to form part of the Common Parts) in the position shown for identification purposes only edged blue on the plan attached to this Agreement for the purposes of housing security, engineering and other maintenance staff employed by the Landlord at the Building (the "Landlord Works").

29.2 The Landlord shall in carrying out such works cause at little inconvenience disruption and disturbance as reasonably possible to the carrying out of the Tenant's Works and the least practicable delay in completion of the Tenant's Works attributable to the Landlord's works shall not entitle the Landlord to implement the provisions of clause 19 of this Agreement.


IN WITNESS, whereof this Agreement has been executed as a deed the day and year first above written.

                           Diagram of Leased Premises

                                   -SCHEDULE 1

                               Disclosed Documents

1. Date               Document                     Parties

   17 March 1989      Superior Lease (as the       Markheath Properties (1)
                      same is registered under     and Ultramar Exploration
                      Title Number AGL 8895)       Ltd (2) and Ultramar PLC (3)

2. Matter disclosed in the registers of Title Number AGL8895.

                                   SCHEDULE 2


                                 Tenant's Works


1.    GENERALLY

1.1 The works described are to the Ground to Fourth Floor office areas and do not include common part or lift lobbies.

1.2 The existing common parts (stairs, lobbies, toilets, etc) are to be refurbished under a separate contract.

1.3 One existing lift will be available for transporting men and material (large items will need to be carried up or down the stairs).

1.4 Space will be provided in the rear car park for material storage and rubbish containers.

1.5 All labour must adhere to the strict security arrangements in place on the site.


2.    PARTITIONS (WORKS TO BE CARRIED OUT BY UNILOCK)

2.1 Dismantle existing partitions and move surplus materials to store.

2.2      Re-erect existing partitions to new layout,  replacing plasterboard and
         other   components  as  necessary,   make  good  and  leave  ready  for
         decorations (by others).

2.3 Provide and fit new glazed partitions, as new layout. Glazed partitions to be formed with two panes of safety glass with void between as existing. Re-use existing components wherever possible. Generally the glazed partitions will not require the insertion of venetian blinds other than to directors offices from Ground to Third Floor and Fourth Floor East, and all offices to Fourth Floor West. Allow to re-use existing blinds generally but for the supply of new blinds to Fourth Floor West.

2.4      All solid partitions are to have acoustic quilt inserted in the void.

2.5 The existing doors and ironmongery are to be re-used in the new layout (allow for new ironmongery to match existing and ply faced doors with vision panels, where necessary). Ironmongery shall only be re-used if it is fit for its purpose. Unilock will enter into a warranty for the whole of this section of the works including those materials re-used.

2.6 Wash down existing partition components and wall storage units prior to completion.

3.    SUSPENDED CEILINGS

3.1      Repair ceilings as necessary Ground to Third Floors.

3.2      Clean existing ceiling where retained.

3.3      Remove existing ceiling to Fourth Floor.

3.4 Provide and fit new 600 x 600 Armstrong Dune Plus ceiling tiles on exposed 15mm Armstrong White grid to Fourth Floor

3.5 Adjust existing ceiling suspension grid and tiles to accept 600 x 600m light fittings as required.



4.    LIGHTING

4.1 Remove existing lights and provide and fit new 600 x 600mm category two lighting to ground and First Floors to provide 450 Lux at desk height. Confirm number of fittings included in Tender Sum.

4.2 Re-use low voltage lights (elsewhere throughout the building) to Fourth Floor corridor (East and West), boardroom and reception areas.

4.3 All other areas to retain existing fittings, supplement as necessary from ground and First Floors to provide 450 Lux at desk height. Clean etc.

4.4      Adjust switching to all lights to suit new partition layouts.

4.5  Ensure   Master   switching  at  exit  points  is  till   effective   after
re-configuration.



5.    FLOOR COVERINGS

5.1 The existing raised floor is generally to be retained.

5.2 Floor boxes may be moved to new positions to suit layout. (By others).

5.3      Remove existing carpet tiles throughout.

5.4 Provide and lay carpet tiles (allow p.c. sum of(pound)200.00/m2 - supply only) to all office areas.

5.5 Provide and lay vinyl flooring with welded joints to tea stations and dining area (vinyl to be laid on 4mm ply sub-base. Allow p.c. sum of (pound)200.00/m2 - supply only).

5.6 Provide and lay Altro D25 flooring with welded joints to shower areas including all preparation/boarding necessary.

5.7      Provide silicone sealant to perimeter of all vinyl flooring.



6.    DECORATIONS

6.1 Remove existing wall covering to under cill panels and isolated columns, prepare and make good as necessary.

6.2      Emulsion plasterboard panels to partitions.

6.3      Emulsion chipboard under cill panels.

6.4      Emulsion plaster isolated columns.

6.5 Paint with oil paint all existing timber skirtings, framings to under cill panels, cills and doors, include any timer door frames and architraves.



7.    MECHANICAL SERVICES

7.1 reconfigure controls and wiring to Versatemp units to conform to new partition layouts (minimum of one control per room - more than one would be acceptable).

7.2      Check units are working and report any faults.

7.3      Relocate fresh air inlets/grilles to suit new layout.

7.4 Provide hot and cold water supplies, and waste disposal drainage, to new tea stations.

7.5 Should the Tenant construct a partition over a Versatemp until then the Tenant will ensure that the casing and the grill of the partition is adapted to permit the Landlord or his agents or contractors access to the Versatemp unit in order to carry out maintenance repair removal and replacement of the Versatemp unit and the Tenant shall restrict the airflow to the area containing the control if necessary.



8.    CANTEEN

      Remove remaining canteen equipment, floor coverings, wall finishes etc.

9.    NEW TEA STATIONS

9.1 Install new Tea Station with kitchen units, worktops etc. In each station allow for the installation of two wall units, two base units, worktops, sink (taps and waste). Allow a p.c. sum of (pound)800.00 per station for the supply of these items.

9.2 Install ceramic tiles splashbacks above all worktops 300mm high. Allow a p.c. sum of(pound)30.00/m2 for the supply only tiles.

9.3      Provide silicone sealant to worktop/tiles, sinks, flooring, etc.



10.   WINDOW BLINDS

10.1     Generally retain existing venetian blinds Ground to Third Floors.

10.2     Check blinds are in good working order,overhaul as necessary and clean.

10.3     Remove any existing roller blinds to North Elevation (all floors).

10.4 Provide and fit new venetian blinds to North Elevation Ground to Third Floors (re-use existing blinds from Fourth Floor and First Floor West where possible).

10.5 Provide and fit new venetian blinds to all Elevations Fourth Floor and First Floor West and First Floor West (25mm blades - colour to be selected).



EXECUTED as a DEED by the                   )
Landlord in the presence of:                )

                                            Director

                                            Director/Secretary